Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Harmonic Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California

July 30, 2012